Exhibit 99.6

PERSONAL AND CONFIDENTIAL

May 25, 2005

Board of Directors
Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, OH 45202

Re:	Amendment No. 3 to Registration Statement on Form S-4 (File No. 333-123667) of Federated Department Stores, Inc.

Ladies and Gentlemen:

Reference is made to our opinion letter dated February 27, 2005 with respect to the fairness from a financial point of view to Federated Department Stores, Inc. (the “Company”) of the $17.75 in cash and 0.3115 of a share of the common stock, par value $0.01 per share, of the Company to be paid by the Company for each outstanding share of common stock, par value $0.50 per share, of The May Department Stores Company (the “Seller”) pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005, by and among the Company, Milan Acquisition Corp., a wholly owned subsidiary of the Company, and the Seller.

The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement as amended.

In that regard, we hereby consent to the reference to the opinion of our Firm under the captions “Summary — Opinion of Our Financial Advisors,” “The Merger – Background to the Merger,” “The Merger – Federated’s Reasons for the Merger and Recommendation of Federated’s Board of Directors — Other Factors Considered by the Federated Board,” “The Merger — Opinion of Federated’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement.

Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)